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                                                                   Exhibit 10.55

                DESCRIPTION OF MANAGEMENT PERFORMANCE BONUS PLAN

         Bonus targets were established as a percent of pay based on pay level. If both the individual and plan objectives are achieved, the plan is designed to produce a bonus ranging, on a sliding scale, from a threshold amount if the plan objectives are minimally achieved up to a maximum amount if such objectives are substantially exceeded. For fiscal 2000, the threshold bonus level was established at an amount which, when added to base salary, could be less than the 50th percentile of total salary and bonus for comparable positions in comparison surveys utilized by the Compensation Committee. Thus, total salary and bonus for executive officers (assuming achievement of all individual objectives) is designed to range from less than the 50th up to the 75th percentile of total salary and bonus for comparable positions in the comparison surveys according to the degree to which plan objectives are met or exceeded.

         Frederick W. Smith's bonus is determined by whether corporate business plan objectives are met or exceeded. If such objectives are met, the Compensation Committee determines and recommends to the Board of Directors a bonus which, when combined with base salary, may be up to the 75th percentile of total salary and bonus for chief executive officers in the comparison surveys discussed above. Mr. Smith received an annual bonus of $1,048,000 for fiscal 2000, which, together with his base salary, is below the 75th percentile of total salary and bonus for chief executive officers in the comparison surveys discussed above.